Exhibit 10.1

Description of Textron Spillover Pension Plan

Textron’s Board of Directors adopted a resolution on September 27, 2006 that approved the following actions, effective as of January 1, 2007:
(1)
To amend the Supplemental Benefits Plan for Textron Key Executives to divide it into two separate plans: the Textron Spillover Pension Plan (which would consist of the supplemental pension benefits), and the Supplemental Savings Plan for Textron Key Executives;

(2)	To direct the Management Committee of the company to amend the Textron Supplemental Benefits Plan for Executives to effect a similar division;
(3)	To combine the defined benefit portions of these plans to form the Textron Spillover Pension Plan; and
(4)	To amend the benefit formula and related provisions of the Textron Spillover Pension Plan as approved in the Board resolution.

Pending finalization of the Plan document, the following describes the provisions of the Textron Spillover Plan.

Textron is merging the pension provisions of two non-qualified pension plans (formerly, the Supplemental Benefits Plan for Textron Key Executives and The Textron Supplemental Benefits Plan for Executives, collectively the “Existing Supplemental Plans”) into a single non-qualified plan to be known as the “Textron Spillover Pension Plan”. This new plan will be effective January 1, 2007. Textron’s Executive Officers participate in The Supplemental Benefits Plan for Textron Key Executives, which was previously filed as Exhibit 10.3 to Textron’s Annual Report on Form 10-K for the fiscal year ended January 3, 2004. The Textron Spillover Pension Plan, like the Existing Supplemental Plans, is a non-qualified plan designed to “make-whole” the pension benefit for employees whose benefits under the qualified plan have been limited by the eligible qualified plan compensation limitations set forth by Section 401(a)(17) of the Internal Revenue Code.

Eligibility
The Textron Spillover Pension Plan (the “Spillover Plan”) will cover executives who satisfy the eligibility conditions formerly set forth in either of the Existing Supplemental Plans. Specifically, any Executive that either:
(1)	is designated by Textron’s Chief Executive Officer and Chief Human Resources Officer and whose compensation exceeds limits under IRC Section 401(a)(17), or
(2)	is the recipient of pensionable compensation that is otherwise deferred under certain deferred income plans for executives,

will participate if his/her benefits or annual accruals under Textron’s qualified plans are limited by the limits set forth by Section 401(a)(17) of the Internal Revenue Code.

Pension Benefit
The Spillover Plan will provide a benefit of 1-1/3% times final average compensation, times years of service after December 31, 2006, minus the amount of benefit payable under the qualified plan. The plan does not limit the number of years of service credited to participants. Final average compensation is equal to the highest average annual compensation of any five consecutive years during the employee’s career.

Employees who are participants in the Existing Supplemental Plans as of December 31, 2006, and who are currently vested or will vest in the qualified plan, will be grandfathered in their existing formula. Upon retirement, the Spillover Plan will provide such participants the greater of what they would have received under the applicable Existing Supplemental Plan’s formula or under the Spillover Plan’s new pension benefit formula, as described herein. Because of these grandfather provisions, benefits payable to Textron’s current executive officers under the Spillover Plan are not expected to differ from what they would have received under the Existing Supplemental Plans.

Eligible Earnings
Final average compensation for the Spillover Plan will mirror the definition in the qualified Textron Retirement Plan, plus any deferred compensation, and normally will include annual incentive compensation actually paid in the year being calculated. However, for 2006, final average compensation for employees who currently participate in the Key Executive plan will include the higher of the annual incentive compensation paid in 2006 or annual incentive compensation paid in 2007 for service in 2006.

Lump-sum payout feature
The Spillover Plan allows for a lump-sum payout of a portion of the accrued benefit at the executive’s election, based upon the portion of the participant’s qualified plan benefits that is attributable to the defined contribution plan account at termination. The remainder of benefits are payable in the form of a monthly payment.

Automatic cash-out
Individuals with less than a $100,000 present value of accrued liability will automatically be cashed-out of the plan upon termination. This cash-out provision applies only to the present value of accrued benefit for service after December 31, 2006.